Exhibit 99.1

Orange 21 Reports Fourth Quarter and Fiscal Year 2004 Results

CARLSBAD, CA. March 30, 2005, Orange 21 Inc. (NASDAQ: ORNG)

•                  2004 Revenues of $33.56 million, a 22.5% increase over 2003

•                  2004 Net Income of $807,304, a 61% increase over 2003

•                  2004 Fully diluted EPS of $0.16 for 2004 versus $0.11 in 2003

Orange 21 Inc., a leading developer of brands that produce premium optical products, today announced financial results for the fourth quarter and fiscal year ended December 31, 2004.

Fiscal year 2004 net sales increased 22.5% to $33.56 million from $27.4 million for fiscal year 2003.  2004 net income was $807,304, compared to $500,097 in 2003, representing a 61% increase.  For fiscal year 2004, earnings per diluted share were $0.16 on 5.0 million average shares outstanding versus $0.11 on 4.6 million average shares outstanding in 2003.

The Company’s net sales for the fourth quarter of 2004 were $9.5 million compared to $7.7 million in the fourth quarter of 2003, an increase of 24.6%.  Net income for the fourth quarter of 2004 was approximately $722,000 versus a net loss of approximately $110,000 in the fourth quarter of 2003.  Earnings per diluted share for the fourth quarter of 2004 were $0.13 on 5.8 million average shares outstanding compared to a loss per share of $0.02 on 4.4 million average shares outstanding in the same period a year ago.

Cash and cash equivalents at December 31, 2004, totaled $11.5 million.

“We are very pleased with our results for the fourth quarter and 2004,” said Barry Buchholtz, Chief Executive Officer.  “Our success is attributable to the continued execution of our focused strategy to leverage our brand recognition within our target market and increase market share in the premium eyewear category.”

Mr. Buchholtz continued, “We are excited about the growth opportunities for 2005 and beyond.  We have already launched the Dale Earnhardt, Jr. signature sunglass series, which is being marketed under the E Eyewear brand, and we have embarked on an accelerated expansion plan in the US, as well as Europe.”

Investor Conference Call

Orange 21’s quarterly earnings conference call is scheduled to begin today at 1:45 p.m., Pacific Standard Time.  The conference call will be broadcast live over the Internet.  Investors may listen to the live webcast at www.orangetwentyone.com.  For those who are not available for the live broadcast, the call will be archived on Orange 21’s investor website.

About Orange 21 Inc.

Orange 21 develops brands that produce premium optical products.  Orange 21’s brands include Spy Optic, which manufactures sunglasses and goggles targeted towards the action sports and youth lifestyle market, and E Eyewear, which manufactures the signature Dale Earnhardt, Jr. sunglass line.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements and forecasts about Orange 21 and its business, such as management’s net sales and earnings estimates for 2005.  Because forecasts are inherently estimates that cannot be made with precision, the company’s performance may at times differ from its estimates and targets.

Statements in this press release regarding financial guidance, Mr.Buchholtz’s  statements and any other statements in this press release that refer to Orange 21’s estimated and anticipated future results, are forward-looking statements.  All forward-looking statements in this press release reflect Orange 21’s current analysis of existing trends and information and represent Orange 21’s judgment only as of the date of this press release.  Actual results may differ from current expectations based on a number of factors affecting Orange 21’s businesses including but not limited to adjustments made pursuant to the final audit by our outside auditors; uncertainties associated with Orange 21’s ability to maintain a sufficient supply of products and to successfully manufacture its products; the performance of new products and continued acceptance of current products; the execution of strategic initiatives and alliances; Orange 21s; product liability claims or quality issues; litigation; and the uncertainties associated with intellectual property protection for the company’s products. In addition, matters generally affecting the domestic and global economy, such as changes in interest and currency exchange rates, can affect Orange 21’s results. Therefore, the reader is cautioned not to rely on these forward-looking statements. Orange 21 disclaims any intent or obligation to update these forward-looking statements.

Further information on potential risk factors that could affect Orange 21’s business and its financial results are detailed in its filings with the Securities and Exchange Commission, including its Registration Statement on Form S-1 declared effective on December 13, 2004. Undue reliance should not be placed on forward-looking statements.

Contact:

    Orange 21 Inc.

    Michael Brower, CFO

    760.804.8420

    OR

    Integrated Corporate Relations

    310.395.2215

    Andrew Greenebaum / agreenebaum@icrinc.com

    Allyson Pooley / apooley@icrinc.com

ORANGE 21 INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2003	2004
Assets
Current assets
Cash and cash equivalents	$581,207	$11,476,828
Accounts receivable—net	6,635,277	8,244,910
Inventories	6,669,307	11,814,846
Prepaid expenses and other current assets	1,199,500	1,073,181
Income taxes receivable	65,025	—
Deferred income taxes	985,000	1,074,000

Total current assets	16,135,316	33,683,765
Property and equipment - net	3,893,438	3,687,907
Due from related party	845,057	—

Intangible assets, net of accumulated amortization of $264,633 and $318,332 at December 31, 2003 and 2004, respectively	167,214	152,543

Total assets	$21,041,025	$37,524,215

Liabilities and Stockholders’ Equity
Current liabilities
Line of credit	$7,075,000	$—
Current portion of notes payable	190,000	125,000
Notes payable to stockholders	380,000	—
Current portion of capitalized leases	39,505	37,370
Accounts payable	2,031,958	2,243,955
Accrued expenses and other liabilities	1,369,820	2,433,371
Income taxes payable	—	443,619

Total current liabilities	11,086,283	5,283,315
Notes payable, less current portion	281,250	166,667
Capitalized leases, less current portion	59,527	31,369
Deferred income taxes	107,000	143,000

Total liabilities	11,534,060	5,624,351
Commitments and contingencies
Stockholders’ equity
Preferred stock; par value $0.0001; 5,000,000 authorized	—	—
Common stock; par value $0.0001; 100,000,000 shares authorized; 4,434,067 and 7,491,218	10,117,798	747
shares issued and outstanding at December 31, 2003 and 2004, respectively
Additional paid-in capital	92,353	31,655,426
Accumulated other comprehensive income	298,100	437,673
Accumulated deficit	(1,001,286)	(193,982)

Total stockholders’ equity	9,506,965	31,899,864

	$21,041,025	$37,524,215

ORANGE 21 INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter ended December 31,		Year ended December 31,
In $000s	2003	2004	2003	2004

Net sales	$7,652	$9,535	$27,404	$33,563
Cost of sales	4,048	4,600	13,186	15,530

Gross Profit	3,604	4,935	14,218	18,033

Operating expenses:
Sales and marketing	1,731	2,516	8,075	10,392
General and administrative	1,235	1,322	3,775	4,563
Shipping and warehousing	152	320	771	990
Research and development	11	228	264	512

Total operating expenses	3,129	4,386	12,885	16,457

Income from operations	475	549	1,333	1,576

Other income (expense)	(127)	345	(144)	165

Income before income taxes	348	894	1,189	1,741
Income tax provision (benefit)	458	172	689	934
Net income	$(110)	$722	$500	$807
Net income per share
Basic	$(0.02)	$0.13	$0.11	$0.17
Diluted	$(0.02)	$0.13	$0.11	$0.16
Shares used in computing net income per share
Basic	4,434,067	5,424,587	4,426,056	4,643,320
Diluted	4,434,067	5,754,519	4,617,609	4,973,252